Exhibit 10.2

MDC PARTNERS INC.

January 26, 2011 [form]

[name of Grantee]

MDC Partners Inc.
950 Third Avenue
New York, N.Y.  10022

Dear ________,

Reference is made to the 2005 Stock Incentive Plan (as amended, the “Plan”) maintained by MDC Partners Inc., a Canadian corporation (the “Corporation”).  Capitalized terms used in this Letter Agreement and not defined herein will have the same definitions as set forth in the Plan.

1.  Agreement to Make EVARS Grants.  Pursuant to the terms and conditions of this Letter Agreement and the Plan, as the same may be amended from time to time, the Corporation agrees to grant ___________ (the “Grantee”) Extraordinary Equity Value Appreciation Restricted Stock Awards (the “EVARS”) covering up to _____ Class A Shares during the period from January 1, 2011 through December 31, 2013 (the “Grant Period”).

The Grantee will immediately be granted an initial 10% of the EVARS award, or _____Class A shares of restricted stock, subject to vesting on December 31, 2013.  The Grantee will also receive up to an additional _______ Class A shares during the Grant Period, subject to the achievement of the performance targets described below and Grantee’s continued employment as of the applicable grant date for any EVARS.

The EVARS are designed to closely align the interests of the Corporation’s management with our shareholders, and to reward members of the management team, such as the Grantee, for extraordinary shareholder value creation based on objective financial performance measures.  The future grant of the EVARS is conditioned on the Corporation’s achievement of extraordinary equity value appreciation over the next three years.

2.  Terms and Conditions of EVARS.  Each EVAR granted to the Grantee during the Grant Period will represent the right to receive one issued and outstanding Class A Share on December 31, 2013, which will be the “Settlement Date” for the EVARS that are granted during the Grant Period, subject to the Grantee’s compliance with the terms and conditions set forth herein and in the grant agreement that will be issued at the time any EVARS are granted (the “Grant Agreement”).  The Grant Agreement will set forth the settlement provisions applicable to the EVARS, including the consequences of a termination of the Grantee’s employment prior to the Settlement Date, and will be substantially consistent with the form attached hereto as Exhibit A.

3.  Stock Price Targets.  The actual number of EVARS to be granted to the Grantee during the Grant Period will be determined based on the level of achievement of the following stock price targets (the “Stock Price Targets”):

•	If the 15-day weighted average trading price on Nasdaq of the Class A Shares equals or exceeds $20.00 at any time during the Grant Period, the Corporation will award the Grantee ____ EVARS.

•	If the 15-day weighted average trading price on Nasdaq of the Class A Shares equals or exceeds $22.75 at any time during the Grant Period, the Corporation will award the Grantee _____ EVARS.

•	If the 15-day weighted average trading price on Nasdaq of the Class A Shares equals or exceeds $26.25 at any time during the Grant Period, the Corporation will award the Grantee ____ EVARS.

Notwithstanding the foregoing, in no event will the Grantee be eligible to receive in any one fiscal year of the Corporation grants of an aggregate number of EVARS that, taken together with any other Incentive Awards to be granted to the Grantee under the Plan in such fiscal year, exceed any then-applicable limits set forth in the Plan (including availability of additional Class A Shares), as determined by the Committee (the “Plan Limits”).  If, as a result of the Plan Limits, the Committee determines in its sole discretion that it may not grant the Grantee the full number of EVARS otherwise issuable in a fiscal year based on the level of achievement of the Stock Price Targets, the Corporation may in its sole and absolute discretion: (1) amend the terms of this Letter Agreement to defer the grant date of one or more EVARS, provided that in no event will any such deferral extend to a date that occurs after the Settlement Date; or (2) amend the terms of this Letter Agreement to provide the Grantee with a cash-settled award of equivalent value to the EVARS that were earned but not granted, payable on the Settlement Date.

4.  Effect of Change of Control during Grant Period.  Subject to the Grantee’s continued employment or provision of consulting services to the Corporation, immediately prior to a Change in Control in which the acquisition price for the Class A Shares equals or exceeds $22.75 per share, the Corporation will grant the Grantee the maximum number of EVARS set forth herein that remain ungranted at such time.  Settlement of all EVARS granted in connection with the Change in Control, together with any previously granted EVARS, will be accelerated to the occurrence of such Change in Control if and to the extent such Change in Control qualifies as a “change in the ownership of a corporation”, “change in the effective control of a corporation” or “change in the ownership of a substantial portion of the corporation’s assets” as defined under Section 409A of the Code and, if not, settlement of all such EVARS will take place on the originally scheduled Settlement Date; provided that in no event will the EVARS be subject to forfeiture following such Change in Control, regardless of whether the Grantee’s employment with the Corporation (or any acquiror or successor) continues following such Change in Control.

           5.   Termination of Employment prior to end of Grant Period or Settlement Date.

     (a)  In the event the Grantee is terminated by the Corporation for “Cause” or resigns without “Good Reason” (as defined in an applicable employment agreement) prior to the end of the Grant Period, then the Grantee shall forfeit any right to receive a future grant of EVARS pursuant to a Grant Agreement.

     (b)  In the event the Grantee is terminated by the Corporation without Cause, resigns due to Good Reason (if applicable), or dies or becomes Disabled prior to the end of the Grant Period, then immediately prior to such termination of employment, the Corporation will award the Grantee a number of EVARS equal to (i) _______ minus (ii) the number of EVARS previously granted to the Grantee or his estate (the EVARS granted pursuant to this paragraph, the “Conditional EVARS”).  The grant of the Conditional EVARS will be made pursuant to a grant agreement prepared by the Corporation under the Plan.  Following the grant of the Conditional EVARS, the Grantee will not be entitled to receive any additional grants of any other EVARS under this Letter Agreement, regardless of whether any Stock Price Targets are achieved.  The form grant agreement issued in connection with the grant of Conditional EVARS will specify the Stock Price Target that relates to one or more tranches of the Conditional EVARS.  A pro rata portion of the Conditional EVARS may vest following the Grantee’s termination of employment, as follows:  upon achievement of the applicable Stock Price Target (if any) following the Grantee’s termination of employment but prior to December 31, 2013, the portion of the Conditional EVARS that will vest shall be equal to the product of (i) _______  and (ii) a fraction, the numerator of which shall be the number of full months of service completed by the Grantee during the Grant Period prior to his or her termination without Cause, death or Disability, as applicable prior to the date of Stock Price Target achievement, and the denominator of which shall be thirty-six (36).  The portion of any Conditional EVARS that relate to a Stock Price Target and do not vest upon achievement of such Stock Price Target pursuant to the pro ration formula will be forfeited on such date.  Any Conditional EVARS that have not vested as of December 31, 2013 will be forfeited by the Grantee on such date.

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Please confirm your agreement with this Letter Agreement by signing below.

Sincerely,

MDC Partners Inc.

By:
Name: Michael Sabatino
Title: Chief Accounting Officer

MDC Partners Inc.

By:
Name: Mitchell Gendel
Title: General Counsel

Acknowledged and agreed:

[Grantee]